Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Stardust Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (1)	457	(c)	55,190,875	(2)	$12.01	(5)	$662,842,408.75	0.0001476	$97,835.53
Fees to Be Paid	Equity	Common Stock underlying Warrants (1)	457	(g)	10,566,596	(3)	$11.50	(6)	$121,515,854.00	0.0001476	$17,935.74
Fees to Be Paid	Equity	Warrants to purchase Common Stock	457	(g)	5,566,667	(4)	—		—	—	—	(7)
Carry Forward Securities
Carry Forward Securities	—	—	—		—				—				—	—	—	—
	Total Offering Amounts								$784,358,262.75		$115,771.27
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due										$115,771.27

(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, par value $0.0001 per share (the “Common Stock”), the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)	Consists of (i) 127,777 shares of Common Stock issued to former Global Partner Acquisition Corp II (“GPAC II”) Public Shareholders (as defined in the prospectus forming a part of this registration statement (the “Prospectus”)), at Closing (as defined in the Prospectus) pursuant to certain Non-Redemption Agreements (as defined in the Prospectus); (ii) 4,000,000 shares of Common Stock (including 1,000,000 shares that are subject to forfeiture) issued to the Sponsor (as defined in the Prospectus) at Closing in exchange for an equivalent number of Class B ordinary shares, par value $0.0001 per share, of GPAC II that were originally purchased for approximately $0.003 per share; (iii) 1,077,541 shares of Common Stock issued to PIPE Investors (as defined in the Prospectus) at Closing pursuant to certain PIPE Subscription Agreements (as defined in the Prospectus) at a purchase price of $9.35 per share; (iv) up to 2,024,985 shares of Common Stock held by holders of vested RSU awards; (v) 42,393,905 shares of Common Stock issued to certain third parties and affiliates of Stardust Power (as defined in the Prospectus) at Closing (which in each case were issued as consideration in the Business Combination based on a value of $10.00 per share); and (vi) 5,566,667 shares of Common Stock underlying the Private Warrants (as defined below).

(3)	Represents shares of Common Stock issuable upon the exercise of (i) 5,566,667 warrants (the “Private Warrants”) that were originally purchased at a purchase price of $1.50 per warrant, at an exercise price of $11.50 per share; and (ii) 4,999,929 warrants (together with the Private Warrants, the “Warrants”) that were originally issued as part of the units sold by GPAC II, at a purchase price of $10.00 per unit, in its initial public offering, at an exercise price of $11.50 per share.

(4)	Represents the resale of 5,566,667 Private Warrants.

(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Stock Market on July 30, 2024 ($12.01 per share of Common Stock). This calculation is in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

(6)	Represents the exercise price of the Warrants.

(7)	In accordance with Rule 457(g), the entire registration fee for the Private Warrants is allocated to the shares of Common Stock underlying the Private Warrants, and no separate fee is payable for the Private Warrants.